Exhibit 3.22

INDIAN TRAILS LIMITED PARTNERSHIP AGREEMENT

This Agreement of Limited Partnership (the “Agreement”) made and entered into by and between Kimball Hill Homes Houston, L.P., a Texas limited partnership (the “General Partner”) and Kimball Hill Development Company, an Illinois corporation (the “Limited Partner”) dated effective as of October 15, 2003. The General Partner and the Limited Partner are collectively sometimes hereinafter referred to as the “Partners”.

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

The parties hereby enter into a limited partnership (the “Partnership”) under the provisions of the Limited Partnership Act of the State of Texas, and the rights and liabilities of the Partners shall be provided in that Act except as herein otherwise expressly provided.

ARTICLE II

NAME

The business of the Partnership shall be conducted under the name of Indian Trails Limited Partnership or such other similar name as the General Partner shall designate.

ARTICLE III

PROPERTY AND PURPOSES

The business of the Partnership is to invest in, purchase, acquire, hold, maintain, operate, improve, develop, sell, exchange, lease and otherwise use 397 lots in the Indian Trails Subdivision, approximately 107.2 acres, Harris County, Texas (“Property”) that are legally described on Exhibit A attached to and made a part of this Agreement. The Property is under a contract to purchase by the General Partner in its individual corporate capacity and not as General Partner of this Partnership. The Contract is attached hereto as Exhibit B and made a part of this Agreement. The Property is under development and sale and includes all of the lots described on the attached Exhibit A along with all improvements located on such lots, including, but without limitation, any home under construction or completed which is the subject of a sale contract but not yet delivered to third party purchasers, and all associated common areas included within the legal description contained on attached Exhibit A. As of the effective date of this Agreement, the General Partner, as the contract purchaser of the Property, assigns to the Partnership all of its right, title and interest in and to the Property as an additional capital contribution to the Partnership. The Property shall continue to be developed, marketed, constructed and sold as high-quality residences in accordance with the development plan and all applicable ordinances.

ARTICLE IV

TERM

The term of the Partnership shall be perpetual and shall commence on the date of filing by the General Partner of the Certificate of Limited Partnership with the Secretary of State of Texas, which date shall be subsequent to the date of this Agreement; provided, however, that the Partnership shall be dissolved prior to such date upon the earlier of (a) the disposition by the Partnership of its entire interest in all of the Property, or (b) dissolution, insolvency or bankruptcy of the General Partner as provided herein, (c) as elsewhere expressly provided in this Agreement, or (d) as required under the Texas Limited Partnership Act notwithstanding the other provisions of this Agreement.

ARTICLE V

OFFICES

Section 5.1                                   Principal Place of Business

(a)                              The principal place of the business shall be as follows:

8584 Katy Freeway, Suite 200
Houston, Texas 77024

(b)                             The General Partner may from time-to-time change the principal place of business, and in such event, the General Partner shall notify the Limited Partner in writing within twenty 20 days of the effective date of such change.

Section 5.2                                            Registered Agent and Office

(a)                      The registered agent of the Partnership is CT Corporation System and the registered office of the Partnership is as follows:

350 N. St. Paul Street
Dallas, TX 75201

(b)                     The General Partner may from time-to-time change the registered agent and the registered office of the Partnership, and in such event the General Partner shall notify the Limited Partner in writing 20 days prior to the effective date of such change and shall file with the Secretary of State of Texas an amendment to the certificate of limited partnership of the Partnership reflecting any such changes.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND SALE TO PARTNERSHIP

Section 6.1                                   Capital Contribution of General Partner and Sale of Property to Partnership

(a)                              The General Partner shall contribute $50,000.00 to the Partnership upon execution of this Agreement.

(b)                             The General Partner hereby confirms its assignment of Interest to the Partnership, as an additional capital contribution, of all of its rights to and obligations of the Property. The Partnership hereby confirms its consent to and acceptance of such assignment of interest and agrees to reimburse the General Partner for all expenses in connection with or incidental to the purchase, development and sale of the Property and the other Partnership purposes as set forth in Article III of this Agreement, whether said expenses are incurred or paid before or after the date of this Agreement, provided, however, that all such expense must be incurred by the General Partner directly and solely for such Partnership purposes. Accordingly, the general office and executive salaries and similar expenses of the General Partner shall not be paid or reimbursed by the Partnership.

Section 6.2                                   Capital Contributions of Limited Partner

(a)                              Upon execution of this Agreement, the Limited Partner shall contribute $10,000 to the Partnership, representing total capital contribution to the Partnership.

(b)                             No further capital contributions shall be required of the Limited Partner, except to the extent requested by the General Partner from the Limited Partner and the Limited Partner agrees to make such contributions to the Partnership. The Limited Partner shall not be required to make any loans to the Partnership.

(c)                              The Limited Partner understands that time is of the essence with respect to such capital contribution. In addition to any other appropriate remedies available to the General Partner, the Limited Partner shall not at any time be entitled to any distributions from the Partnership if it fails to make any capital contributions to the Partnership when same are due under the terms of this Agreement.

Section 6.3                                   Capital Accounts

A capital account shall be established for each Partner and shall be maintained in accordance with the capital accounting rules set forth in Treasury Regulations, Section 1.704-1 (b)(2)(iv), as such rules may be amended. In general, a Partner’s capital account shall be credited with the cash and the fair market value of property contributed by such Partner to the Partnership net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), and such Partner’s distributive share of net income (including for this purpose income exempt from tax) and gain from capital transactions, and shall be debited with the cash and the fair market value of property distributed to such Partner (net of liabilities secured by such distributed property and that such Partner is considered to assume or take subject to under Code Section 752), such Partner’s distributive share of net loss and losses from capital transactions, and such Partner’s distributive share of expenditures of the Partnership described in Code Section 705(a)(2)(B). No interest shall be paid or accrued at any time on a Partner’s capital account or on any capital contribution. Each Partner shall have a single capital account regardless of the time or times and the manner in which such interest was acquired.

ARTICLE VII

ADDITIONAL PARTNERS

Additional Partners, either General or Limited, may be admitted to the Partnership only upon prior written approval and consent of both the General Partner and the Limited Partner.

ARTICLE VIII

MANAGEMENT POWERS, DUTIES AND RESTRICTIONS

Section 8.1                                   Authority of General Partner

The General Partner shall have exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership and shall devote such time to the Partnership as shall be reasonably required for its welfare and success. The General Partner, without limitation on any power that may be conferred upon it by law, and except as may be provided to the contrary elsewhere in this Agreement, shall have full power, right and authority:

(a)                              to deal with, purchase, sell, mortgage, transfer, assign or otherwise dispose of any and all of the assets of the Partnership, provided that the net proceeds resulting from any new or refinanced loan, lien or encumbrance shall be used in the operation, management or improvement of the Property owned by the Partnership and in furtherance of the Partnership’s interest, or shall be distributed to the Partners in accordance with the distribution provisions hereinafter set forth; dispose of any and all of the assets of the Partnership; to borrow money on behalf of the Partnership. The Limited Partner specifically approves and consents to the execution and delivery by the General Partner of: (i) such documents as are necessary to cause the Partnership to become a borrower under a Revolving Construction Loan Agreement, with a bank to be determined, as agent and any other banks which are a party to such Revolving Construction Loan Agreement providing for a construction loan to the Partnership and to other borrowers who are parties to such Revolving Construction Loan Agreement and (ii) the mortgage and other collateral security documents that will encumber the Partnership’s assets for all borrowers’ obligations under such Revolving Construction Loan Agreement. The Limited Partner also expressly acknowledges that a default by any other borrower, even if not the Partnership, under such Revolving Construction Loan Agreement could jeopardize or cause the loss of some or all assets of the Partnership, including without limitation all of the Property, even though the Partnership was not itself under default under any of the terms of the Revolving Construction Loan Agreement and associated mortgage and other collateral security documents;

(b)                             to borrow money on behalf of the Partnership;

(c)                              to repay in whole or in part, refinance, recast, increase, modify or extend any loan which may affect any of the Property owned by the Partnership;

(d)                             to execute or cause to be executed for and on behalf of the Partnership any mortgage, note, assignment of rents, assignment of beneficial interest for collateral purposes, and other documents, and any renewals, extensions or modifications thereof; provided that with respect to any financing of any property the sole security for such financing shall be Partnership property only and none of the Partners except the General Partner shall have any personal liability thereon;

(e)                              to make expenditures and incur obligations in the ordinary course of business;

(f)                                to acquire and enter into any contract of insurance which it deems necessary and proper for the protection of the Partnership, for conservation of its assets, or for any purpose convenient or beneficial to the Partnership;

(g)                             to employ, retain or contract, from time-to-time, with persons, firms or corporations, which may be or include the General Partner, for the right to acquire and for the improvement of the Property and for the operation and management of the Partnership business and to carry out all of its purposes, including but not limited to supervisory and managing agents, building management agents, contractors and subcontractors, insurance brokers, real estate brokers, loan brokers, consultants in management and finance, attorneys and accountants, on such terms and for such compensation as the General Partner shall determine;

(h)                             to obtain such zoning, planned unit development and/or other approvals as are necessary and desirable to allow the Partnership to develop on the Property the residential dwelling units as generally described in Article III of this Agreement.

(i)                                 to compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership and to commence or defend litigation with respect to the Partnership or any assets of the Partnership as the General Partner may deem advisable, all or any of the above matters being at the expense of the Partnership;

(j)                                 to hold title for the Partnership to the Property;

(k)                              to perform and carry out all other powers, rights and authority authorized under the Limited Partnership Act of the State of Texas; and

(l)                                 to execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing management responsibilities.

Section 8.2                                   General Partner Builder Expense Reimbursement

In addition to any other provision in this Agreement with respect to sharing of profits and reimbursement and payment of expenses, the General Partner shall receive a general contractor and nonsite-specific cost reimbursement fee (“General Partner Builder Expense Reimbursement”) from the Partnership payable at the closing of the sale of each lot on the Property in the amount of five percent (5%) of the total gross sales price for such lot. This and any other reference in this Agreement to the total gross sales price for each lot shall in all cases mean the amount actually paid by the purchaser of such lot. The General Partner Builder Reimbursement shall constitute a Partnership expense for all purposes and not a profit or tier distribution to the General Partner. The General Partner Builder Expense Reimbursement may commence at any time during the term of the Partnership. If and while payments of First Tier Distributions or Second Tier Distributions as defined and provided for in Section 15.2 below are not current, then payments of the General Partner Builder Expense Reimbursement shall be deferred until such First and Second Tier Distributions are current. Under all circumstances and for all purposes, the General Partner Builder Expense Reimbursement shall be subordinate to the First and Second Tier Distributions.

Section 8.3                                   Limited Partner’s Liability

The Limited Partner shall not take part in the management of the business or transact any business for the Partnership or have the power to sign for or to bind the Partnership to any agreement or document. Except as and to the extent expressly set forth in this Agreement, the Limited Partner shall not be subject to assessment nor shall the Limited Partner be personally liable as a Limited Partner for any of the debts of the Partnership or for any of the losses thereof beyond the amount contributed by it as capital to the Partnership and its share of the undistributed profits of the Partnership, provided, however, that the Limited Partner shall be personally liable to the General Partner with respect to the capital contributions required of the Limited Partner pursuant to the terms of this Agreement.

Section 8.4                                   Requests for Information and Meetings

(a)                              Any Partner shall be entitled upon request, provided such request is made in good faith and for proper purpose, to (i) review and copy the books and records of the Partnership at reasonable times and at the location where the records are kept, (ii) obtain the list of the names and addresses of all of the Partners, and (iii) have an accounting of all Partnership affairs and finances.

(b)                             The General Partner shall have a designated employee available to meet monthly with a designated employee of the Limited Partner to discuss Partnership matters and to provide to the Limited Partner monthly financial statements and sales and construction status reports.

Section 8.5                                   No Guaranty of Investment

The Limited Partner acknowledges that its capital contributions are being made without any guaranty or representation by the General Partner of any particular return on investment or of a return of its capital contribution and that such investment involves a high degree of risk which the Limited Partner is willing to assume. All financial projections, proformas, profits summary results calculations and the like delivered by the General Partner to the Limited Partner are strictly for projection purposes and are not guarantees of results.

ARTICLE IX

BANKING

All funds of the Partnership are to be deposited in such bank and/or savings and loan association account or accounts as shall be designated by the General Partner. Withdrawal from any such bank account or accounts may be made by the General Partner. All such accounts shall be held in the name of the Partnership and shall be segregated from all other accounts of the General Partner and any other partnership or entity.

ARTICLE X

BOOKS OF ACCOUNT, RECORDS AND REPORTS

Section 10.1                            Keeping of Books

Proper and complete records and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in business of like nature. The Partnership books and records shall be prepared on an accrual basis in accordance with generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership.

Section 10.2                            Audited Statements and Accountants

The General Partner shall, after the end of each fiscal year, prepare or cause to have prepared complete financial statements for said year. Such statements need not be audited by independent certified public accountants but shall contain, among other things, a balance sheet, statement of sources and applications of funds, statement of capital accounts and a profit and loss statement. The Partnership books shall be closed and balanced at the close of each fiscal year. All such Partnership financial statements, books and records shall be subject to review by accountants of the Limited Partner subject to prohibitions on disclosure and confidentiality requirements which are normal and customary with respect to accountants’ knowledge of their own client’s finances.

ARTICLE XI

FISCAL YEAR

The fiscal year of the Partnership shall end on September 30th for financial reporting and accounting purposes and on December 31st for income tax purposes, subject to any change determined by and made by the General Partner.

ARTICLE XII

ASSIGNABILITY OF PARTNER’S INTERESTS

Neither the General Partner nor the Limited Partner shall assign any portion or all of their interests in the Partnership unless the assigning Partner first obtains the written consent of the other Partner. Upon such consent by the General Partner, any assignee of the Limited Partner’s interest shall become a substituted Limited Partner with all of the rights and obligations under this Agreement of the original Limited Partner.

ARTICLE XIII

LOANS OF GENERAL PARTNER

Section 13.1                            Terms of Loan

(a)                              The General Partner may, but need not, advance monies from time to time to the Partnership to meet any necessary cash requirements of the Partnership including, but not limited to, operating expenses of the Partnership or the payment of principal and interest required under any note. The aggregate amount of such advances to the Partnership shall become an obligation of the Partnership to the General Partner and shall be payable out of the gross income of the Partnership together with simple interest on a monthly basis at a rate equal to the Harris Trust and Savings Bank, Chicago prime rate in effect from time-to-time plus one percent (1%) per annum (the “Loan Rate”). All such loans from the General Partner, and all repayments of such loans to the General Partner, shall be in cash and not in promissory notes, other property or services. The repayment of such loan shall be at a time, in the discretion of the General Partner, that there is sufficient cash flow from the operation of the Partnership to permit such repayment without impairing the solvency of the Partnership, provided that any such unpaid advances shall become immediately due and payable upon termination and dissolution of the Partnership. Notwithstanding the foregoing, no payment of interest on any such loan from the General Partner shall be paid by the Partnership if and while payments of First Tier Distributions as defined and provided for in Section 15.2 below are not current, and no repayment of principal shall be made to the General Partner for any such loan if and while payments of First Tier Distributions or Second Tier Distributions as defined and provided for in Section 15.2 below are not current. If and to the extent that there is sufficient cash flow as required above to repay such advances, such repayment to the General Partner shall be made on or before the fifteenth day after the end of each quarter.

(b)                             The provisions of subparagraph (a) above shall apply only to loans and advances by the General Partner to the Partnership and shall not apply to reimbursement of certain expenses of the General Partner as described in Section 6.1(b) above.

(c)                              All such advances shall be deemed loans by the General Partner to the Partnership, and shall not constitute capital contributions or be deemed as such.

Section 13.2                            No Guaranty by Limited Partner

In no event shall the Limited Partner by the terms of this Agreement be required to make a loan to the Partnership or guaranty any such loan.

ARTICLE XIV

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

Section 14.1                            Approval Required

This Agreement may not be amended without written consent of all of the Partners.

Section 14.2                            Amended Certificate

In the event this Agreement shall be amended pursuant to this Article, the General Partner shall amend the Certificate of Limited Partnership to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate. Any such amendment shall be filed in the Office of the Texas Secretary of State and recorded with the appropriate county Recorder of Deeds if required by law.

ARTICLE XV

ALLOCATION OF PROFIT AND LOSSES, DISTRIBUTIONS AND
GENERAL PARTNER’S OPTION TO PURCHASE

Section 15.1                            Net Cash Receipts

The term “Net Cash Receipts” shall mean all cash deemed available for distribution and designated as Net Cash Receipts by the General Partner after payment of accrued expenses including, without limitation, the General Partner Builder Expense Reimbursement described in and subject to the terms of Section 8.2 above, and after retention of a minimum working capital reserve in an amount deemed prudent by the General Partner in its sole discretion. The reserve shall be established by the General Partner in amounts which are prudent to meet working capital requirements and reasonable future liabilities and contingencies of the Partnership. No payment of General Partner Builder Expense Reimbursement shall be made unless the General Partner has first reviewed available cash and has determined, on the basis of that review, that payment of such General Partner Builder Expense Reimbursement will not cause inadequate Net Cash Receipts to be available to pay then due First Tier Distributions and Second Tier Distributions as defined and provided for in Section 15.2(a) and (b) below.

Section 15.2                            Distribution of Net Cash Receipts

Net Cash Receipts shall be distributable by the General Partner to the Partners as follows:

(a)                              First Tier Distributions. The General Partner shall distribute to the Limited Partner from Net Cash Receipts an amount which is equal to an 19.5% rate-of-return on the current balance of the aggregate capital contributions of the Limited Partner outstanding from time-to-time (“First Tier Distributions”). Accrual of First Tier Distributions shall commence as of the date of receipt of the Limited Partner’s capital contribution to the Partnership. Accordingly, such payments of First Tier Distributions shall be payable during the term of this Agreement commencing with the effective date of this Agreement from Net Cash Receipts if and to the extent Net Cash Receipts are available for payment of First Tier Distributions.

(b)                             Second Tier Distributions. To the extent of any Net Cash Receipts remaining after payment of First Tier Distributions, the General Partner shall, upon the closing of the sale of each lot on the Property distribute to the Limited Partner a sum equal to (i) the Limited Partner’s aggregate capital contributions outstanding from time-to-time divided by (ii) the number of units shown on attached Exhibit A (“Second Tier Distributions”) for each such lot to reduce, until completely repaid, the Limited Partner’s capital contribution not yet repaid. If and to the extent Net Cash Receipts after payment of First Tier Distributions are insufficient to pay such Second Tier Distributions at each such closing, such Second Tier Distribution shall not be waived and shall be paid as soon as Net Cash Receipts are sufficient after payment of First Tier Distributions.

(c)                              Third Tier Distributions. To the extent of any Net Cash Receipts remaining after payment of the First Tier Distributions and Second Tier Distributions, any additional Net Cash Receipts shall be paid to the General Partner (“Third Tier Distributions”). No Third Tier Distributions shall be paid at any time that any First Tier Distributions and Second Tier Distributions then due under the terms of this Agreement have not been paid to the Limited Partner or if there are any unpaid loans from the Partnership to the General Partner. In no event shall any Third Tier Distribution be made unless there is undistributed profit in the amount of such Third Tier Distribution after deduction of First Tier Distributions through that time.

(d)                             Timing of Payments. To the extent of Net Cash Receipts, each of the distribution tiers described above other than Second Tier Distributions shall be payable to the applicable Partner once each quarter, commencing as described above after the effective date of this Agreement. Such payments shall be made by the 15th day after the end of each quarter.

(e)                              No Guaranty. The Limited Partner understands that the distribution tiers described above and as may be referred to or described elsewhere in this Agreement are solely for purposes of determining the order of distribution of Net Cash Receipts and are no guaranties by the Partnership or the General Partner that any specified capital contribution will be repaid or that any other such distributions will be made.

Section 15.3                            Allocations of Profits, Losses and Distributions

(a)                              All profits of the Partnership for income tax and financial accounting and reporting purposes shall be allocated as follows:

(i)                                     First, all of the profits shall be allocated to the Limited Partner in an amount equal to the total First Tier Distributions which have been accrued.

(ii)                                  Second, any remaining unallocated profits in a subject fiscal year shall be allocated all to the General Partner.

(iii)                               Third, until the time the Partnership has closed on the sale of a Property to a third party purchaser, any losses through that date shall be allocated all to the General Partner. Thereafter, profits of the Partnership shall be allocated to the General Partner to the extent of any such losses allocated to the General Partner under the terms of the foregoing sentence of this subparagraph (iii).

(iv)                              Fourth, commencing with the date the Partnership closes its first sale of a lot on the Property to a third party purchaser, losses in that and subsequent fiscal years shall be allocated to the Limited Partner only to the extent of First Tier Distributions paid to the Limited Partner in that fiscal year, and after reducing the loss by any General Partner Builder Expense Reimbursement. For accounting and income tax purposes, no loss shall be allocated to the Limited Partner which includes any General Partner Home Building Expense Reimbursement. All additional losses, if any, shall be allocated to the General Partner.

(v)                                 All of the profits and losses of the Partnership shall for such allocation purposes be determined for each fiscal year on a cumulative basis so that all profits and losses from the inception of the Partnership are considered in making such allocations.

(b)                             Notwithstanding the foregoing, the Limited Partner shall have no liability for losses greater than as set forth in Sections 6.2 and 8.3 of this Agreement.

ARTICLE XVI

FILING OF PARTNERSHIP CERTIFICATE

(a)                              Upon execution of this Agreement, if not already done, the General Partner shall cause a Certificate of Limited Partnership to be filed in the Office of the Texas Secretary of State as provided in the Limited Partnership Act, shall record such Certificate with any required county Recorder of Deeds, and shall do all other acts and things necessary for the formation of a limited partnership under and in conformity with the statutes of the State of Texas. The parties hereto shall also execute, if requested to do so at any time, a certificate of conducting business under an assumed named in accordance with applicable provisions of Texas law.

(b)                             The Limited Partner hereby irrevocably constitutes and appoints the General Partner as its true and lawful attorney and in its name, place and stead to make, execute, acknowledge and file any of the foregoing documents, this paragraph being intended to provide a simplified system for execution of the Certificate of Limited Partnership or any modification thereto and the certificate of conducting business under an assumed name if and to the extent at any time under applicable law any of same must be signed by the Limited Partner. It is expressly understood and intended by the Limited Partner that the grant of the foregoing power of attorney is coupled with an interest and shall survive the delivery of an assignment of a Partnership interest.

ARTICLE XVII

DISSOLUTION OF THE PARTNERSHIP

(a)                              Upon termination of the Partnership in accordance with the provisions of this Agreement, the Partnership shall be considered dissolved, and the General Partner shall wind up the affairs of the Partnership, sell all of the Partnership assets as promptly as is consistent with obtaining the fair market value thereof, and, after paying all liabilities and costs of winding up, shall distribute the proceeds in accordance with the provision of Article XV hereof.

(b)          Except as expressly provided in this Agreement to the contrary, the Limited Partner shall at all times look solely to the assets of the Partnership for the return of its capital contribution and any anticipated profits. If the Partnership assets remaining after paying all liabilities and costs of winding up of the Partnership, and after adding back the General Partner Builder Expense Reimbursement, are insufficient to pay the First Tier Distributions and the Second Tier Distributions, the Limited Partner shall have no recourse against the General Partner. The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner who is hereby authorized to do any and all acts and things authorized by law for these purposes.

ARTICLE XVIII

LOANS FROM RELATED CORPORATION

Section 18.1         Construction Loans

The Limited Partner shall upon request be advised in detail by the General Partner of the terms of any construction loan being obtained for the Property.

ARTICLE XIX

MISCELLANEOUS

Section 19.1         No Partition

The Partners agree that the Partnership Property is not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of the Partnership Property.

Section 19.2         Entire Agreement

This Agreement constitutes the entire agreement among the parties. If supersedes any prior agreement or understandings among them and it may not be modified or amended in any manner other than as set forth herein.

Section 19.3         Texas Law

This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Texas.

Section 19.4                            Binding Effect

Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 19.5                            Pronouns

Wherever the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

Section 19.6                            Captions

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 19.7                            Partial Invalidity

If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to person or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 19.8                            Counterparts

This Agreement may be executed in several counter-parts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 19.9                            Indemnity

The Partnership shall indemnify and save harmless the General Partner from any loss, lawsuits, judgments, damage, and other costs, including reasonable attorneys’ fees, incurred by it by reason of any act performed by it for an on behalf of the Partnership and in furtherance of its interests. The foregoing shall not relieve the General Partner of liability for negligence or willful malfeasance.

Section 19.10                     Notices

All notices shall be in writing and shall be deemed effective when given by personal delivery or when sent by certified or registered mail to the addresses of the Partners as shown from time to time in the records of the Partnership. Notices to the Partnership shall be sent to the principal place of business of the Partnership.

Section 19.11                     Outside Activities

Each of the Partners may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, the ownership, management, financing, leasing, operation or development of real property of any type. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom, even if such other ventures are in competition with the Partnership’s business.

Section 19.12                     Arbitration

(a)                              Except as otherwise expressly provided in this Agreement, all claims, demands, disputes, controversies and differences that may arise between any of the parties hereto relating to this Agreement upon which they fail to agree shall be arbitrated in Dallas, Texas, by three (3) arbitrators selected pursuant to the rules of the American Arbitration Association.

(b)                             The disputing parties shall promptly submit to the arbitrators in writing all necessary particulars and such other information as the arbitrators shall request.

(c)                              During the arbitration, the Partners will not prosecute or commence any suit or action against the other touching any of the matters referred to the arbitrator.

(d)                             The decision of the arbitrators shall be final and conclusive on the parties, unless determined by a court of competent jurisdiction to have been fraudulent, capricious, arbitrary or so grossly erroneous as necessarily to imply bad faith. Judgment on an award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(e)                              The costs and expenses of the arbitrator shall be borne and paid as the arbitrator shall direct.

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement effective as of the date indicated above.

GENERAL PARTNER:	Kimball Hill Homes Houston, L.P., a Texas limited partnership, by its general partner, Kimball Hill Homes Houston Operations, L.L.C., a Texas limited liability company

	By:	/s/ David K. Hill
David K. Hill, Manager

LIMITED PARTNER:	Kimball Hill Development Company, an Illinois corporation

	By:	/s/ David K. Hill
David K. Hill, President

FIRST AMENDMENT TO
INDIAN TRAILS LIMITED PARTNERSHIP AGREEMENT

This First Amendment to Indian Trails Limited Partnership Agreement (“Amendment”) entered into between Kimball Hill Homes Houston, L.P., a Texas limited partnership (“General Partner”) and Kimball Hill Development Company, an Illinois corporation (“Limited Partner”) effective as of January 26, 2004.

RECITALS:

A.                                   The General Partner and the Limited Partner (“collectively sometimes referred to as the “Partners”) formed a Texas limited partnership (“Partnership”) by executing the Indian Trails Limited Partnership Agreement (“Agreement”) effective as of October 15, 2003.

B.                                     The Partners agree that an additional capital contribution by the Limited Partner for the Partnership would be desirable, and the Limited Partner wishes to make an additional capital contribution.

C.                                     The parties desire to provide in this Amendment for all of the terms and conditions under which the Agreement is to be modified to provide for the additional contribution of capital by the Limited Partner.

NOW, THEREFORE, for good and valuable consideration, the Partners amend the Agreement, effective as of the date of this Amendment, as follows:

1.                                   Additional Cash Capital Contribution.

On or before the execution of this Amendment, the Limited Partner shall make an additional cash contribution to the Partnership of $3,120,000 as an additional capital contribution to the Partnership, so that the aggregate capital contribution will be $3,130,000.

2.                                   Miscellaneous.

(a)                 The Recitals at the beginning of this Amendment are incorporated in and made an integral part at this Amendment.

(b)                The words and terms used in upper case in this Amendment shall have the same meaning as defined and used in the Agreement unless and to the extent modified or provided for to the contrary in this Amendment.

(c)                 The Agreement, as modified by this Amendment, constitutes the entire understanding of the Partners regarding the Partnership and may not be modified or amended unless a written document is executed by both Partners.

(d)                To the extent of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall be deemed to prevail.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Indian Trails Limited Partnership Agreement effective as of the date indicated above.

GENERAL PARTNER:	Kimball Hill Homes Houston, L.P., a Texas limited Partnership, by its general partner, Kimball Hill Homes Houston Operations, L.L.C., a Texas limited liability company

	By:	/s/ David K. Hill
David K. Hill, Manager

LIMITED PARTNER:	Kimball Hill Development Company, an Illinois corporation

	By:	/s/ David K. Hill
David K. Hill, President

SECOND AMENDMENT TO

INDIAN TRAILS LIMITED PARTNERSHIP AGREEMENT

This Second Amendment to Indian Trails Limited Partnership Agreement (the “Amendment”) entered into by Kimball Hill Homes Houston, L.P., a Texas limited partnership (the “General Partner”), and Kimball Hill, Inc., an Illinois corporation (the “Limited Partner”) (collectively, sometimes referred to as the “Partners”), effective December 13, 2005.

RECITALS:

A.                                   The General Partner and the Limited Partner formed a Texas limited partnership (the “Partnership”) by executing the Indian Trails Limited Partnership Agreement (the “Agreement”), effective as of October 15, 2003, as amended by the First Amendment to Indian Trails Limited Partnership Agreement, effective as of January 26, 2004.

B.                                     The Partners desire to amend the Agreement by permitting the Partnership to guarantee the indebtedness of Kimball Hill, Inc. and/or its subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the Partners amend the Agreement, effective as if the date of this Amendment, as follows:

1.                                       Article III of the Agreement is hereby deleted and the following is inserted in its place:

The business of the Partnership is to invest in, purchase, acquire, hold, maintain, operate, improve, develop, sell, exchange, lease and otherwise use real property in connection with the homebuilding business.

2.                                       Section 8.1 of the Agreement is hereby amending by adding the following:

(m) to guarantee the indebtedness of Kimball Hill, Inc. and/or its subsidiaries.

3.                                       No Other Modifications.

All of the other terms and conditions of the Agreement, except to the extent expressly provided for to the contrary in this Amendment, shall remain in full force and effect.

*    *     *     *     *

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to the Indian Trails Limited Partnership Agreement effective as of the date indicated above.

GENERAL PARTNER:	KIMBALL HILL HOMES HOUSTON, L.P.

	By:	/s/ Hal H. Barber
Hal H. Barber, Vice President

LIMITED PARTNERS:	KIMBALL HILL, INC.

	By:	/s/ Eugene K. Rowehl
Eugene K. Rowehl, Senior Vice President and Chief Financial Officer